Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Flushing Financial Corporation, which appears in Flushing Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the heading "Experts" in the prospectus documents relating to the plan which is the subject of this Registration Statement.


/s/ PricewaterhouseCoopers LLP


New York, New York
May 27, 2005